

RATIO OF EARNINGS TO FIXED CHARGES. We have calculated Bottling LLC's ratio of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings are before taxes, minority interest and cumulative effect of change in accounting principle, plus fixed charges
(excluding capitalized interest) and losses recognized from equity investments, reduced by undistributed income from equity investments. Fixed charges include interest expense, capitalized interest and one-third of net rent which is the portion of the rent deemed representative of the interest factor.

                                                                   EXHIBIT 12

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
                                                                       RATIO OF EARNINGS TO FIXED CHARGES
                                                                             (dollars in millions)
                                                                                    FISCAL YEAR
                                                               2004        2003        2002        2001        2000
                                                             --------    --------    --------    --------    --------
NET INCOME BEFORE TAXES, MINORITY INTEREST AND
       CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE   $    832    $    811    $    792    $    600    $    501

Undistributed (income) loss from equity
       investments                                                 (1)         (1)          -           -           -
Fixed charges excluding capitalized interest                      191         200         152         145         150
                                                             --------    --------    --------    --------    --------
EARNINGS AS ADJUSTED                                         $  1,022    $  1,010    $    944    $    745    $    651
                                                             ========    ========    ========    ========    ========

FIXED CHARGES:
       Interest expense                                      $    166    $    177    $    131    $    132    $    136
       Capitalized interest                                         -           -           -           1           1
       Interest portion of rental expense                          25          23          21          13          14
                                                             --------    --------    --------    --------    --------

TOTAL FIXED CHARGES                                          $    191    $    200    $    152    $    146    $    151
                                                             ========    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES                               5.35        5.05        6.21        5.09        4.31